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                                                                    Exhibit 99.3


FOR RELEASE:              IMMEDIATE

CONTACT:                  Pete Judice -- (212) 614-4506



                 SCOTT PAPER COMPANY AND KIMBERLY-CLARK MERGER
                AGREEMENT HAILED BY SCOTT CHAIRMAN & CEO DUNLAP



BOCA RATON, FL, July 17, 1995 -- Scott Paper Company Chairman and CEO Albert J. Dunlap, in public remarks, hailed the prospective combination between Scott and Kimberly-Clark as "the natural evolution for increasing shareholder value into the future following Scott's transformation from a paper company to a consumer products company." Dunlap's comments were made in conjunction with today's announcement of the merger agreement by the two companies which will create a global consumer products company with $11 billion in revenues and a leader in tissue markets in North America, Europe, and Asia.

Under the agreement, which is intended to qualify as a tax-free reorganization, Scott shareholders will receive .765 shares of Kimberly-Clark common stock for each share of Scott common stock. The transaction is valued at $6.8 billion at today's prices. It is expected to be completed in the fourth quarter of 1995 and is subject to certain conditions, including regulatory clearances and approval by the shareholders of both companies.

In April, 1994, Dunlap became the first outsider to head Scott in the Company's 115-year history. Under his leadership, dramatic changes were made, transforming Scott from a paper company to a fast-moving consumer products company. "My entire focus from the first day I joined Scott has been to significantly increase shareholder value," said Dunlap. "What we have accomplished at Scott in just fifteen month's time will likely be viewed as one of the most remarkable turnarounds in the annals of corporate America."
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Through a comprehensive four-part program, Dunlap refocused Scott on its core tissue business, installed a new management team and implemented a massive global restructuring program including the sale of nonstrategic assets. The proceeds from asset sales have totaled over $2.2 billion to date and have provided Scott with resources to further invest in its core business and strengthen its balance sheet, reducing debt by approximately $1.5 billion. The restructuring program, which was completed by the end of 1994, is yielding annual savings of nearly $350 million.

According to Dunlap, the key element of the program was to develop the strategies to build the Company's global tissue business. "We have revitalized Scott's business with over 100 new product initiatives in 1995 alone in our Consumer and Away-From-Home markets around the world," he said. "We have expanded globally in new markets with excellent growth potential, including China, Indonesia and India, where Scott is the first international tissue company to have a presence. Further, we are building our business in Mexico and the U.S. with new, low-cost, state-of-the-art tissue machines and recycled fiber facilities."

Scott's earnings have risen steadily over the last year. First quarter 1995 earnings of $0.64 per share set a second consecutive quarterly record. Currently, Scott stock is selling at more than 2 1/2 times higher than when Dunlap took over. During that time, the value of the Company has increased by almost $4.5 billion.

Dunlap said, "We have evaluated long and hard the best way to continue to significantly increase shareholder value. I truly believe that the Scott and Kimberly-Clark combination will prove to be a quantum leap and represents the best route for realizing Scott's full potential. This next step is for Scott to join with another leading company with the objective of creating the finest consumer products company in the world. There is a superb fit of the companies' businesses, which we expect will magnify the best parts of both companies, create many synergies and significant cost savings, and improve access to our markets around the world."

Dunlap added, "I am proud of the improvements at Scott and the tremendous value which has been created for




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Scott's shareholders under my leadership.  These accomplishments have set the stage for the future. I am even more excited about what that future holds for Scott and Kimberly-Clark together, which is why I intend to retain an ownership position in this great new company."

The merger agreement has been approved by the boards of directors of both companies. It provides for Dunlap to serve as an advisor to the combined entity's board, which will be expanded to 15 members by the addition of three Scott directors.

Salomon Brothers Inc represented Scott on this transaction.





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